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                                                                     EXHIBIT 2.1

                               SECOND AMENDMENT TO
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


     THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Amendment") is dated as of March 23, 2000, and is being entered into by and between C-CUBE MICROSYSTEMS INC., a Delaware corporation ("the "Company"), and HARMONIC INC., a Delaware corporation ("Parent").

                                 R E C I T A L S

     WHEREAS, the Company and Parent are parties to that certain Agreement and Plan of Merger and Reorganization dated as of October 27, 1999, which was subsequently amended and restated by the parties with the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of December 9, 1999 (the "Agreement");

     WHEREAS, the parties hereto desire to enter into this Amendment to amend and restate Section 2.3(b) of the Agreement in its entirety;

     WHEREAS, pursuant to Section 8.4 of the Agreement, the Agreement may be amended in writing and upon execution by the Company and Parent; and

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     Section 2.3(b) of the Agreement is hereby amended and restated in its entirety and is replaced by the following paragraph:

     (b) The Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of seven
          (7) members PROVIDED, FURTHER that the Board of Directors of Parent shall take all such action as may be necessary to cause to be appointed to the Board of Directors of the Surviving Corporation as of the Effective Time six (6) designees of Parent and one (1) designee of the Company, each of whom shall be nominated from the current directors of the Parent and the Company, designated in writing by the parties prior to the mailing of the Proxy Statement (defined in Section 5.3(c) hereof).

     Except as modified herein, the Agreement is affirmed by the parties hereto in its entirety and shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which, taken together, shall be deemed to be one and the same instrument.




                            [SIGNATURE PAGE FOLLOWS]



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     IN WITNESS WHEREOF, the parties have caused this Second Amendment to
Agreement and Plan of Merger and Reorganization to be duly executed and delivered by their authorized representatives as of the date first written above.



                                        HARMONIC INC.


                                        By: /s/ ROBIN N. DICKSON
                                           -------------------------------------
                                        Name:  Robin N. Dickson
                                        Title: Chief Financial Officer




                                        C-CUBE MICROSYSTEMS INC.

                                        By: /s/ ALEXANDRE A. BALKANSKI
                                           -------------------------------------
                                        Name:  Alexandre A. Balkanski
                                        Title: Chief Executive Officer



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